UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                                 Billserv, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    090181108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 28, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]       Rule 13d-1(b)

         [X]       Rule 13d-1(c)

         [ ]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                                                    Page 2 of 6
Schedule 13G

CUSIP NO. 090181108


--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Robert Evans
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)
           -----------------
     (b)
           -----------------
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Illinois, USA
--------------------------------------------------------------------------------

Number of             5.   Sole Voting Power
Shares                     1,867,700
Beneficially         -----------------------------------------------------------
Owned by              6.   Shared Voting Power
Each                       0
Reporting            -----------------------------------------------------------
Person With           7.   Sole Dispositive Power
                           1,867,700
                     -----------------------------------------------------------
                      8.   Shared Dispositive Power
                           0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,867,700
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     8.9%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------


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                                                                    Page 3 of 6
Schedule 13G

CUSIP NO. 090181108


ITEM 1.

           (A)   NAME OF ISSUER:

                 Billserv, Inc.

           (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 211 North Loop 1604 East, Suite 100
                 San Antonio, TX 78232

ITEM 2.

           (A)   NAME OF PERSON FILING:

                 Robert Evans

           (B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE, IF NONE, RESIDENCE:

                 P.O. Box 56
                 Williamsville, IL 68693

           (C)   CITIZENSHIP:

                 Illinois, USA

           (D)   TITLE OF CLASS OF SECURITIES:

                 Common Stock, $.001 par value per share

           (E)   CUSIP NUMBER:

                 090181108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO [SECTIONS] 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:


           (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

           (b)   [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                     78c).

           (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

           (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

           (e) [ ] An investment adviser in accordance with [section] 240.13d-1(b)(1)(ii)(E).

           (f) [ ] An employee benefit plan or endowment fund in accordance with [section] 240.13d-(b)(1)(ii)(F).


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                                                                    Page 4 of 6
Schedule 13G

CUSIP NO. 090181108


           (g) [ ] A parent holding company or control person in accordance with [section] 240.13d-1(b)(1)(ii)(G).

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

           (j)   [ ] Group, in accordance with [section] 240.13d-(b)(1)(ii)(J).

           Not applicable.

ITEM 4.    OWNERSHIP

           (A)   AMOUNT BENEFICIALLY OWNED:

                 1,867,700*

           (B)   PERCENT OF CLASS:

                 8.9%*

           (C)   NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                 I.   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                      1,867,700*

                 II.  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                      0

                 III. SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                      1,867,700*

                 IV.  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                      0

----------------
     *Includes warrants to purchase 480,000 shares of Common Stock.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]



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                                                                    Page 5 of 6
Schedule 13G

CUSIP NO. 090181108


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not applicable.

ITEM 10.   CERTIFICATION

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                                                    Page 6 of 6
Schedule 13G

CUSIP NO. 090181108


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date:    December 5, 2001                   By: /s/ Robert Evans
     -----------------------------------       --------------------------------
                                                Robert Evans



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